EXHIBIT 3.4.1

                             AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function1 and independent auditors.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence and experience requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), including, without limitation, Section 10A (M) of the Exchange Act and all rules and regulations promulgated by the SEC. Each member of the Audit Committee shall be financially literate, as determined by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment, and at least one number of the Committee shall be a "financial expert" (as defined by the SEC).

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee or by the Board, to the extent that there is a meeting of the entire Board of Directors prior to a meeting of the Nominating and Governance Committee. Audit Committee members may be replaced by either the Board or the Nominating & Governance Committee. The Board will designate the Chairperson.

COMMITTEE RULES OF PROCEDURE

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. Special meetings may be convened, as the Audit Committee deems necessary or appropriate.

A majority of the members of the Audit Committee shall constitute a quorum to transact business. Members of the Audit Committee may participate in a meeting of the Committee by means of telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except in extraordinary circumstances as determined by the Chairman of the Audit Committee, notice shall be delivered to all Committee members at least 48 hours in advance of the scheduled meeting. Minutes of each meeting will be kept and distributed to the entire Board.

The affirmative vote of a majority of the members of the Audit Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law or regulation, any action required or permitted to be taken at a meeting of the Audit Committee may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force as a unanimous vote of the Committee.

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(1)  To the extent there is an internal audit controls in place, all references to the Company's "internal audit" functions will be applicable. If not, any provisions referencing the Company's "internal audit" will not apply.

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COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall be directly responsible for the appointment, compensation, oversight, termination and replacement of the Company's independent auditor (subject, if applicable, to shareholder ratification), and shall have the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee may consult with management, but except as expressly provided herein, shall not delegate these responsibilities.

The Audit Committee shall approve all audit and non-audit engagements of the Company's independent auditors in advance. The Audit Committee shall not approve any engagements of the Company's outside auditors with respect to those services set forth in Section 10A(g)(1) through (9) of the Exchange Act. In the event the Audit Committee approves any non-audit services by the Company's independent auditors, such approval shall be disclosed in periodic reports required by
Section 13(a) of the Exchange Act. The pre-approval requirement is not applicable with respect to the provision of non-audit services by the Company's outside auditors where (i) such services were not recognized by the Company at the time of the engagement to be non-audit services, (ii) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount paid by the Company to the Company's independent auditors during the fiscal year in which the non-audit services are provided and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its responsibilities, to retain at the expense of the Company special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the sole authority to approve all fees and terms of engagement of such advisors.

The Audit Committee shall meet with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor in separate executive sessions as often as the Committee determines. The Audit Committee may also, to the extent the Committee deems necessary or appropriate, meet with the Company's investment bankers or financial analysts who follow the Company.

The Audit Committee shall make regular reports to the Board and shall review with the Board any issues that arise with respect to (i) the quality or integrity of the Company's financial statements, (ii) the Company's compliance with legal or regulatory requirements that may have a material impact on the Company's financial statements, (iii) the performance and independence of the Company's independent auditors or (iv) the performance of the internal audit function. In addition, the Audit Committee annually shall review its own performance.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed change to the Board for its approval. This Charter is in all respects subject and subordinate to the Company's certificate of incorporation and by-laws and the applicable provisions of Chapter 78 of the Nevada Revised Statutes, as amended from time to time.

In addition to the foregoing, the Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters
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1.       Review and discuss with management and the independent auditor the
         Company's annual audited financial statements, including the disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operation," prior to the filing of its Form 10-K, and report to the Board the results of the Committee's review.


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2.       Review and discuss with management and the independent auditor the
         Company's quarterly financial statements.

3. Discuss with management and the independent auditor, and resolve any disagreements between management and the independent auditor with respect to, significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review and discuss with management and the independent auditor any report of the independent auditor regarding (a) all critical accounting policies and practices to be used by the independent auditor, (b) alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, or (c) any other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

5. Review and discuss with management and the independent auditor (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection of application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effect of alternative generally accepted accounting principles ("GAAP") methods on the financial statements, (c) the types of information to be disclosed and the types of presentation to be made relating to earning press releases as well as other financial information and earnings guidance provided to analysts and rating agencies, and (d) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

6. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

7. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

         1. the adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggest by the independent auditor, internal auditors or management;

         2. the management letter provided by the independent auditor and the Company's response to that letter; and

         3. any audit problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or on access to requested information.

Oversight of the Company's Relationship with the Independent Auditor
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8.       Review and evaluate the experience and qualifications of the lead partner of the independent auditor team.

9. Obtain and review a report from the independent auditor at least annually regarding (a) the firm's internal quality-control procedures,
         (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, (c) (to assess the auditor's independence) all relationships between the independent auditor and its related entities and the Company and its related entities, and (c) any steps taken to deal with any such issues. The report shall in all respects satisfy the requirements of Independence Standards Board Standard No. 1.]2 Discuss the report with the independent auditor, and evaluate the

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         2 ISB Standard No. 1 requires disclosure of relationships "that in the auditor's professional judgment may reasonably be thought to bear on independence." In addition to this disclosure, the auditor must state in a letter that in its professional judgment, it is independent of the company within the meaning of the Securities Act of 1933 and the Exchange Act.




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         qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.




10. Consider when, in order to comply with Section 10A(j) of the Exchange Act and to assure continuing auditor independence, to rotate the lead audit partner, the audit partner responsible for reviewing the audit or the independent auditing firm itself.

11. Establish policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account. Review the experience and qualifications of the senior management of the Company to ensure that none of them has a relationship with the independent auditor that would compromise the auditor's independence or otherwise cause the Company or the independent auditor to be in violation of Section 10A(l) of the Exchange Act or any other legal or regulatory requirement.

12. Obtain assurance from the independent auditor that each audit of the Company's financial statements has complied with the requirements of
         Section 10A of the Exchange Act.

13. Discuss with the national office of the independent auditor, if applicable, issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

14. Speak with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function
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15.      Review the appointment and replacement of the senior internal auditing executive.

16. Review the significant reports to management prepared by the internal auditing department and management's responses, to the extent that there is an internal auditing department.

17. Discuss with the independent auditor the Company's internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit, to the extent applicable.

18. Establish and review periodically procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19. Review the annual internal control report prepared or issued by the independent auditor, and recommend to the Board whether the internal control report should be included in the Company's Form 10-K.]

In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate in its opinion under applicable law, the Company's certificate or incorporation and by-laws, and the resolutions and other directives of the Board.

LIMITATION OF AUDIT COMMITTEE ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate, fairly present the information shown or are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with any law or regulation.



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